Exhibit 10.1

From: Edward Cabrera
Date: April 27, 2026 at 12:49:15 PM CDT
To: Sean Wolf

Subject: Final Sean Wolf Loan Repayment Executed

Sean,

The board of directors of Helio has reviewed your proposal and agree to your terms below, with the only modification being the “4,000 shares once daily trading volume exceeds 14,000 shares” changes the 14,000 to 20,000 shares. We want to work with you to successfully pay this obligation below:

“Accepted on behalf of Helio”

I am proposing the following final business resolution. The settlement amount is $879,163 (the “Settlement Amount”), representing principal and accrued interest.

If accepted, this email and your written reply may serve as a binding agreement.

I have no interest in harming Helio or the stock. I am willing to proceed under the following leak-out terms, subject to applicable law and broker compliance:

●	4,000 shares once daily trading volume exceeds 20,000 shares; or 12% of daily trading volume, whichever is greater

●	No single sale block above 2,000 shares without written consent.

●	Upon uplisting to NASDAQ or NYSE, or after July 5, 2026, sales increase to 25% of daily volume.

Wolf will provide brokerage statements twice monthly, and net proceeds will be applied to the current Settlement Amount.

Wolf will be solely responsible for seeking Joseph Pitman’s cooperation to transfer 275,000 Helio shares to Sean Wolf, subject to the same leak-out terms.

We will skip escrow to avoid further delay and expense.

Helio agrees to:

1. Promptly email ClearTrust approving legend removal on the existing 225,000 shares, and no later than 9:30 AM EST on 4/28/2026.

2. Provide a Rule 144 opinion letter through Helio’s counsel for the 275,000 shares after Pitman completes the transfer.

3. Contact Fidelity, copying Wolf, and promptly retract/correct prior statements regarding Wolf. Helio will confirm no objection to Fidelity reviewing and processing the shares under its ordinary compliance review and lawful sales under this agreement.

4. If Fidelity declines or restricts transactions, Helio shall secure within seven (7) business days an alternate brokerage firm reasonably acceptable to Wolf that will accept the shares and permit lawful sales under the agreed leak-out terms. If Helio cannot do so, this agreement shall be void.

As stated, I am speaking with <redacted> on Wednesday and will do my best to understand why he has not responded to you and ask if he is open to having communications with you.

If you agree, reply: “Accepted on behalf of Helio,” and we can proceed immediately.

Thanks

Sean

Regards,

Ed Cabrera

Helio Corporation

Chairman and CEO

914-574-3451